Exhibit 6.14

AMENDMENT NO. 3 TO

SECURED REVOLVING LINE (APRIL 12, 2017) OF CREDIT PROMISSORY NOTE

The Secured Revolving Line of Credit Promissory Note (“Note”), made as of May 12, 2016, by Chicken Soup for the Soul Entertainment Inc. as Maker in favor of Trema, LLC as Holder, and amended as of December 12, 2016 and as of January 24, 2017 is hereby further amended such that the maximum principal amount that may be outstanding thereunder is increased from $3,500,000 to $4,500,000.

Except as provided above, the Note remains unchanged and remains in full force and effect.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ Scott W. Seaton
Name:	Scott W. Seaton
Title:	Vice Chairman

TREMA, LLC

By:	/s/ William J. Rouhana, Jr.
Name:	William J. Rouhana, Jr.
Title:	Executive Chairman

AMENDMENT NO. 2 TO

SECURED REVOLVING LINE OF CREDIT PROMISSORY NOTE

The Secured Revolving Line of Credit Promissory Note (“Note”), made as of May 12, 2016, by Chicken Soup for the Soul Entertainment Inc. as Maker in favor of Trema, LLC as Holder, and first amended as of December 12, 2016, is hereby further amended as of January 24, 2017 as follows:

1.	Section 2(a) of the Note is hereby changed in its entirety to read as follow:

“This Note shall bear interest on the unpaid principal balance from time to time outstanding at the rate of 5% per annum. The Maker shall make monthly payments of interest on the outstanding principal balance in arrears commencing on June 30, 2016 and continuing on the last day of each succeeding month until all outstanding principal has been repaid in full. All computations of interest shall be made based on the weighted average daily borrowing outstanding hereunder for a three-hundred sixty-five (365) day year and the actual number of days elapsed. If not sooner paid the entire principal balance and all interest accrued thereon shall be due and payable on June 30, 2018 (the “Maturity Date”). All payments shall be made by the Maker to the Holder in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments.”

Except as provided above, the Note remains unchanged and remains in full force and effect.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ Scott W. Seaton
Name:	Scott W. Seaton
Title:	Vice Chairman

TREMA, LLC

By:	/s/ William J. Rouhana, Jr.
Name:	William J. Rouhana, Jr.
Title:	Managing Member

AMENDMENT NO. 1 TO

SECURED REVOLVING LINE OF CREDIT PROMISSORY NOTE

The Secured Revolving Line of Credit Promissory Note (“Note”), made as of May 12, 2016, by Chicken Soup for the Soul Entertainment Inc. as Maker in favor of Trema, LLC as Holder is hereby amended as of December 12, 2016 as follows:

1.	The maximum principal amount of the Note is hereby increased from THREE MILLION 00/100 Dollars ($3,000,000) to THREE MILLION FIVE HUNDRED THOUSAND 00/100 Dollars ($3,500,000).

2.	The reference to (a) $3,000,000 in the header of the Note is hereby changed to $3,500,000 and (b) THREE MILLION 00/100 Dollars ($3,000,000) in Section 1 of the Note is hereby changed to THREE MILLION FIVE HUNDRED THOUSAND 00/100 Dollars ($3,500,000).

3.	Concurrently with this Amendment, Maker shall deliver to Holder Class W Warrants to purchase an aggregate of 17,500 shares of the Maker’s Class A common stock, In consideration of this Amendment,

Except as provided above, the Note remains unchanged and remains in full force and effect.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ Scott W. Seaton
Name:	Scott W. Seaton
Title:	Vice Chairman

TREMA, LLC

By:	/s/ William J. Rouhana, Jr.
Name:	William J. Rouhana, Jr.
Title:	Managing Member

SECURED REVOLVING LINE OF CREDIT PROMISSORY NOTE

Up to $3,000,000	As of May 12, 2016
Greenwich, Connecticut

1.               For value received, the undersigned, CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC., a Delaware corporation having an office located 132 E. Putnam Avenue, Floor 2W, Cos Cob, Connecticut 06807 (the “Maker”), unconditionally promises to pay to the order of TREMA, LLC, having an office located at 21 Hedgerow Lane, Greenwich, CT 06831, or its assigns (the “Holder”), at the Holder’s office or at such other place as the Holder may designate in writing to the Maker, the principal sum of THREE MILLION 00/100 Dollars ($3,000,000.00), or so much as may be outstanding under this Note, together with interest on the unpaid balance of this Note, beginning on the date hereof, before maturity, default or judgment, at the rate and in the manner set forth herein, together with all costs and expenses (including reasonable attorneys’ fees) incurred in any action to collect the indebtedness of this Note or in any litigation or controversy arising from or connected with this Note.

2.               This Note shall bear interest on the unpaid principal balance from time to time outstanding at the rate of 5% per annum. The Maker shall make monthly payments of interest on the outstanding principal balance in arrears commencing on June 30, 2016 and continuing on the last day of each succeeding month until all outstanding principal has been repaid in full. All computations of interest shall be made based on the weighted average daily borrowing outstanding hereunder for a three-hundred sixty-five (365) day year and the actual number of days elapsed. If not sooner paid the entire principal balance and all interest accrued thereon shall be due and payable on the earlier of (a) June 30, 2017 and (b) the third business day following the closing date of an (i) initial public offering (“IPO”) of the common stock of Maker or (ii) any equity or debt financing (other than an exercise of Maker’s Class W Warrants) resulting in gross proceeds to Maker of at least $7 million in a single financing (the “Maturity Date”). All payments shall be made by the Maker to the Holder in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments.

3.               Maker shall also pay Holder a non-use fee of 0.75% per annum, which shall be payable in cash monthly in arrears (at the same time interest is paid under Section 2 above), and the basis of the weighted-average daily unused balance (i.e., $3 million less actual borrowings outstanding under this Note), a 365-day year and actual days elapsed.

4.               The Maker may borrow under the terms of this Note by giving the Holder irrevocable notice of a request for an advance hereunder three (3) Business Days before a proposed borrowing, such irrevocable notice setting forth (A) the amount of the advance requested, which shall not be less than $25,000 and (B) the requested borrowing date, and shall be sufficient if received by 11:00 a.m. (Eastern Standard Time) on the date on which such notice is to be given. Notwithstanding anything to the contrary hereunder, any borrowings made by the Maker hereunder may be repaid and re-borrowed during the term of this Note.

5.               Holder is authorized to record on the grid attached hereto as Schedule 1 each loan made to the Maker and each payment or prepayment thereof. The entries made by Holder shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Maker therein recorded; provided, however, that the failure of Holder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Maker to repay (with applicable interest) the loan in accordance with the terms of this Note.

6.               The proceeds of this Note may be used: (a) to acquire television, movie and digital production and distribution companies or assets; (b) to finance content production and associated development and operating costs and expenses; (c) to make payments on the license note, made on even date herewith, payable to Chicken Soup for the Soul, LLC (the “CSS License Note”); and (d) to fund general corporate purposes.

7.               All payments under this Note shall be applied first to the payment of all fees, expenses and other amounts due to the Maker (excluding principal and interest), then to accrued interest, and the balance on account of any outstanding principal; provided, however, that after default, payments will be applied to the obligations of the Maker to the Holder as the Holder determines in its sole discretion.

8.               The Maker may prepay any or all outstanding principal and interest, at any time, without any penalty or premium.

9.               This Note shall rank pari passu with the CSS License Note, and senior to any other existing or future indebtedness. Holder covenants and agrees that its right to payment under this Note is pari passu in right of payment with payment of the CSS License Note, and, as such, in the case of a sale of Collateral (as defined below) or a distribution in a bankruptcy or similar proceeding, the proceeds of such a sale or distributions in such a proceeding will be shared by Holder and the holder of the CSS License Note proportionately based on the amount of the indebtedness outstanding under this Note and the CSS License Note. Notwithstanding anything to the contrary contained in this Note, until the earlier of (a) the date the CSS License Note has been irrevocably paid in full or demand for payment thereunder has been made and (b) an Event of Default under Section 14(b) of this Note, Holder agrees that it will not accelerate, ask, demand, sue for, take or receive from or on behalf of Maker (except in accordance with scheduled payments of interest due under this Note), by setoff or in any other manner, in cash or other property, payment of the whole or any part of this Note, without the consent of the holder of the CSS License Note.

10.           (a)             Maker hereby pledges and grants to Holder a first priority security interest (pari passu with the security interest granted with respect to the CSS License Note) in the Collateral to secure Maker’s payment obligations under this Note. If an Event of Default (as defined below) occurs under this Note at any time thereafter, unless otherwise provided herein, Lender shall have all the rights of a secured party under the Connecticut Uniform Commercial Code. Holder’s rights with respect to this security interest shall be, in addition to all other rights which Lender may have by law. “Collateral” shall mean all of Maker’s right, title and interest in the following described property, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

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All Inventory, Chattel Paper, Accounts, Equipment, General Intangibles (including licenses and copyrights), Deposit Accounts, Commercial Tort Claims, Commingled Goods, Consumer Goods, Documents of Title, Instruments, Investment Property, Payment Intangibles, Contract Rights, Letter of Credit Rights, Software, Money, Supporting Obligations and all other Personal Property.

(b)               Any capitalized terms used in connection with the foregoing shall have the meanings ascribed to them under the Uniform Commercial Code. In addition, the word “Collateral” also includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located: (i) all accessions, attachments, accessories, tools, parts, supplies, replacements of and additions to any of the collateral described herein, whether added now or later; (ii) all products and produce of any of the property described in this “Collateral Description” section; (iii) all accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, consignment or other disposition of any of the property described above; (iv) all proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described above, and sums due from a third party who has damaged or destroyed the Collateral or from that party's insurer, whether due to judgment, settlement or other process; and (v) all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Maker's right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

(c)               Maker authorizes Holder to file a UCC financing statement, or alternatively, a copy of this Note to perfect Holder's security interest granted herein. At Holder's request, Maker additionally agrees to sign all other documents that are necessary to perfect, protect, and continue Holder's security interest in the Collateral. Maker will pay all filing fees, title transfer fees, and other fees and costs involved unless prohibited by law or unless Holder is required by law to pay such fees and costs. Maker irrevocably appoints Holder to execute documents necessary to transfer title if there is an Event of Default. Holder may file a copy of this Note as a financing statement. If Maker changes its name or address, it shall promptly notify the Holder of such change.

11.           So long as this Note is outstanding, Holder shall have the option to convert the principal amount of this Note (and accrued and unpaid interest thereon), in part or in whole, into equity of the identical class and on the same terms as offered to investors in any future equity financing, including an IPO consummated prior to the Maturity Date (“Future Offering”); provided, that no such conversion right shall apply to the private placement offering (“Current Offering”) of Units (each consisting of ten shares of Class A common stock and three warrants) being conducted by Maker as of the date of this Note. Maker shall provide Holder with at least twenty days’ prior written notice of the proposed consummation of any Future Offering (“Offering Notice”). Holder shall be entitled to elect to convert this Note as provided above in connection with the Future Offering by written notice delivered to Maker delivered within 15 days of the Offering Notice.

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12.           Subject to Sections 9 and 14 hereof, if this Note is not repaid in cash on or prior to the Maturity Date or previously converted into equity prior to the Maturity Date, or upon the occurrence of an Event of Default (as defined below) that is not remedied within any permissible grace period or otherwise waived by Holder (which waiver shall not affect future rights), this Note will automatically, immediately and without notice convert into shares of Class A common stock (and Class W Warrants) on the same terms as the Maker’s most recently completed equity financing immediately prior to the Maturity Date or Event of Default giving rise to the mandatory conversion, as the case may be; provided, that under no circumstances shall the pre-money valuation used for this mandatory conversion be less than $52,560,000.

13.           Until such time as this Note is no longer outstanding, Maker shall not materially change its principal lines of business or sell all or substantially all of its assets or sell its business, including by way of merger or other business combination, unless this Note shall be repaid in full at the consummation of any such transaction.

14.           The Maker agrees that upon any Event of Default (as set forth below), the entire indebtedness with accrued interest thereon due under this Note shall, at the option of the Holder, but subject to Section 9, above, accelerate and become immediately due and payable without notice and shall be satisfied as provided herein (including automatic conversion into Class A common stock as applicable). The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)               failure by Maker to pay the principal of or interest on the Note when due; or

(b)               demand for payment under the CSS License Note or failure by Maker to pay the principal of or interest on the CSS License Note when due or any other Event of Default under the CSS License Note; or

(c)               if Maker shall (i) default in the payment of principal or interest on any obligation for borrowed money (other than the Note), or for the deferred purchase price of property, beyond the period of grace, if any, provided with respect thereto or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remain unremedied for a period of 10 days; or

(d)               if (i) Maker shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Maker any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (x) results in the entry of an order for relief or (y) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) Maker shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth in its clause (i) or (ii) above; or (iv) Maker shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts; or

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(e)               final judgment for the payment of money in excess of $100,000 shall be rendered against Maker and the same shall remain undischarged for a period of 30 days during which execution of such judgment shall not be effectively stayed.

15.           The Maker agrees that upon the occurrence and during the continuation of an Event of Default, whether or not the Holder has accelerated payment of this Note, or after judgment has been rendered on this Note or after the Maturity Date, the unpaid principal of all advances shall, at the option of the Holder, bear interest on such sums which are not paid or reimbursed to the Holder when due at an annual rate equal to ten percent (10%).

16.           Concurrently with the execution of this Note by Maker, Maker shall deliver to Holder Class W Warrants exercisable into an aggregate of 105,000 shares of Class A common stock, in the same form as the Class W Warrants offered to investors in the Current Offering. The Holder shall be afforded the same registration rights as granted to investors in the Current Offering with respect to the shares underlying the Class W Warrants and the shares issuable upon any conversion of this Note as prescribed hereby.

17.           All agreements between the Maker and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid by the Maker for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the laws of the State of Connecticut in effect as of the date hereof; provided however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Maker and the Holder in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever, the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance as evidenced hereby and not to the payment of interest.

18.           During such time as this Note remains outstanding, the Maker shall provide Holder with quarterly unaudited financial statements, including an income statement, balance sheet and cash flow statement, within 45 days of each calendar quarter end prepared in accordance with U.S. GAAP; and annual audited financial statements including an income statement, balance sheet and cash flow statement, within 120 days of each fiscal year end prepared in accordance with U.S. GAAP by at least a recognized regional accounting firm; provided, that the Holder agrees that EisnerAmper, the Maker’s outside accounting firm, would satisfy the requirement of being a recognized regional accounting firm.

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19.           The failure by the Holder to insist upon the strict performance by the Maker of any terms and provisions herein shall not be deemed to be a waiver of any terms and provisions herein, and the Holder shall retain the right thereafter to insist upon strict performance by the Maker of any and all terms and provisions of this Note or any document securing the repayment of this Note.

20.           This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Connecticut (excluding the laws applicable to conflicts or choice of law). THE MAKER AGREES THAT ANY SUCH SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE MAKER BY MAIL AT THE ADDRESS SET FORTH IN THIS COMMERCIAL REVOLVING PROMISSORY NOTE. THE MAKER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

21.           This Note and any agreements entered into in connection therewith are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Maker and the Holder.

22.           The Holder shall have the unrestricted right at any time or from time to time, and without the Maker’s consent, to assign all or any portion of its rights and obligations hereunder to any person or persons (each, an “Assignee”), and the Maker agrees that it shall execute, or cause to be executed, such documents, prepared at no cost to the Maker, including without limitation, amendments to this Note and to any other documents, instruments and agreements executed in connection herewith as the Holder shall reasonably deem necessary to effect the foregoing. No such amendment or other document shall change the material terms of this Note.

23.           THE MAKER ACKNOWLEDGES THAT THIS AGREEMENT AND THE UNDERLYING TRANSACTION GIVING RISE HERETO CONSTITUTE COMMERCIAL BUSINESS TRANSACTED WITHIN THE STATE OF CONNECTICUT. IN THE EVENT OF ANY LEGAL ACTION BETWEEN MAKER AND HOLDER HEREUNDER, MAKER HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS. THE MAKER ALSO WAIVES THE RIGHT TO ASSERT IN ANY ACTION, SUIT OR PROCEEDING WITH REGARD TO THIS AGREEMENT, ANY OFFSETS OF COUNTERCLAIMS THE MAKER MAY HAVE. MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

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24.           THE MAKER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART OF THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ Scott W. Seaton
Name:	Scott W. Seaton
Title:	Vice Chairman

TREMA, LLC

By:	/s/ William J. Rouhana, Jr.
Name:	William J. Rouhana, Jr.
Title:	Managing Member

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SCHEDULE A

Date of Loan	Amount of Loan	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation

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